Exhibit 99.1

Press Release

RELM Receives First Order Totaling Approximately $700,000 for the

California Department of Forestry

WEST MELBOURNE, Fla, January 25, 2005 – RELM Wireless Corporation (OTC Bulleting Board: RELM - News) today announced it has received the initial order under the recently awarded contract for the California Department of Forestry (CDF). This order is for RELM BK Radio-brand portable two-way transceivers specially designed for CDF’s applications, and related accessories. The order totals approximately $700,000 and is expected to be shipped later this year. Announced on January 18, 2005, the CDF contract is effective through June 30, 2007 and provides for purchases up to approximately $5.4 million, although it does not specify purchase dates or quantities of equipment.

RELM President and CEO David Storey commented, “We are very pleased that the CDF has so quickly followed up its contract award with the first order of radio units and accessories. We believe that CDF’s demand throughout California for this special product is strong, thus we are looking forward to providing CDF with reliable communications this year and throughout the term of the contract.”

For more than 55 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety, homeland security and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including corporate disaster recovery, fleet and project coordination and on-site communications. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under the BK Radio and RELM brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: substantial losses incurred by the Company prior to 2003; reliance on overseas manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Source: RELM Wireless Corporation